DATED 3 November, 1998




                                   EARTH LTD.





                       ELECTRONIC FUNDRAISING COMPANY PLC





                            INFINEX INTERNATIONAL LTD







                                    AGREEMENT











                  Adelaide House London Bridge London EC4R 9HA
                 Telephone +44 171 760 1000 Fax +44 171 760 1111

DATED                               day of       1998

PARTIES

1         EFC                       ELECTRONIC FUNDRAISLNG COMPANY PLC a
                                    company incorporated in England and Wales;
                                    and

2         Infinex                   INFINEX INTERNATIONAL LTD a Bermuda Exempt
                                    Company;

3         Mitchell  NewDelman       MITCHELL NEWDELMAN

3         Parties                   EFC, INFINEX and MITCHELL NEWDELMAN


OPERATIVE PROVISIONS

1 Infinex has developed at significant expense a project known as the "Earth Lottery" and has petitioned the Bermuda Government to pass a special Act of Parliament entitled the "Earth Ltd. Act 1996" pursuant to which Infinex established "Earth Ltd." in 1997 and transferred to Earth Ltd. all right title and interest to said "Earth Lottery" project and US$51,000 cash in return for 51,000 shares of Earth Ltd. being the entire issued share capital of Earth Ltd. Earth Ltd. is solvent and has no significant debts.

2 The President of Infinex, Mitchell NewDelman, has been the project leader of the Earth Lottery(tm) project. Infinex is prepared to become a consultant to EFC for the purpose of "seconding" Mitchell NewDelman to EFC for a period of time in return for a further Option, compensation contribution and other understandings as principally set forth herein.

3 The shares of EFC referred to herein rank pari passu in all respects with the ordinary shares of EFC referred to in EFC's prospectus issued in July 1998.

4 The Parties fully understand the merits of having EFC acquire Earth Ltd. and having essentially the full time and attention of Mitchell NewDelman dedicated to the success of EFC, and therefore, the Parties have agreed as follows:

5        Warranties

                                                             /S/  /S/  /S/  /S/

5.1 Infinex and Mitchell NewDelman jointly and severally covenant to EFC that all information supplied and all accompanying documents supplied by Infinex, Infinex' s Solicitors, Mitchell NewDelman or Mitchell NewDelman`s Solicitors to EFC or EFC's Solicitors relating to the businesses, activities, affairs, assets or liabilities of Earth Ltd. was when given and is true and accurate in all material respects and materially discloses full, clear and accurate descriptions of every matter to which they relate.


5.2 There are no material facts or circumstances in relation to the assets, business or Financial condition of Earth Ltd. which have not been fully and fairly disclosed to EFC or EFC's Solicitors and which, if disclosed, might reasonably have been expected to affect the decision of EFC to enter into this Agreement. For the avoidance of doubt Infinex and Mitchell NewDelman jointly and severally covenant to EFC that as of the date hereof Earth Ltd. is solvent and able to pay all of its existing debts and to the best of their knowledge and belief Earth Ltd. has no significant liabilities nor are they aware of any claims of any third parties.


5.3 Infinex and Mitchell NewDelman jointly and severally covenant to EFC that Earth Ltd. has no outstanding tax liabilities and has no trading or other receipts which are subject to taxation.


5.4 Infinex and Mitchell NewDelman jointly and severally covenant to EFC that:

         5.4.1 Earth Ltd., per the Earth Ltd. Act 1996 has obtained the licence and consent required to run the Earth Lottery, a non-Internet lottery; and

         5.4.2 The licence and consent, as fully set out in the Earth Ltd. Act 996, is valid and subsisting; and


         5.4.3. No party is in breach of any of the licence or consent and there is nothing in them that might prejudice their continuation and renewal except for the conditions stated within the Earth Ltd. Act 1996.

6.       Earth Ltd. Acquisition Transaction

         EFC hereby acquires from Infinex the entire share capital of Earth LTD. for the purchase price of Five Hundred and Fifty Thousand (550,000) fully paid up Ordinary Shares of EFC thereby making Earth Ltd. a wholly owned subsidiary of EFC. For the avoidance of doubt EFC is not obliged to issue any shares to Infinex hereunder until the Conditions Subsequent contained in clause 13.1 are satisfied.

                                                             /S/  /S/  /S/  /S/

7        Option


7.1 EFC hereby grants a non-cancellable Option to Infinex to acquire Two Hundred Thousand (200,000) Ordinary Shares of EFC. For the avoidance of doubt EFC is not obliged to issue any shares to Infinex hereunder until the Conditions Subsequent contained in clause 13.1 are satisfied.

7.2 This Option is exercisable at any time from 16 December 1998 through to 26 April 2001(30 months).

7.3 The price paid shall be Two Pounds Fifty Pence UK Sterling (2.50 GBP) per share in cash upon exercise.

7.4 This Option may be assigned and/or exercised in whole or in part and in multiple exercises of any lesser number of shares at any one time (but never less than 10,000 shares for any one exercise) and not surpassing the 200,000 share total stated herein above and not later than the stated expiration date of said 26 April 2001.

7.5 Infinex undertakes that it shall not prior to 1 August 1999 dispose of any of the shares issued to it under clauses 6- 7.4 inclusive.

8        Consulting Appointment of Infinex for "seconding" of Mitchell NewDelman

8.1 EFC shall pay Infinex a consulting payment of Five Thousand Pounds UK Sterling (5,000 GBP) per month on the 15th day of each month the first payment being made on 15 November 1998.

8.2 The consulting payment shall be payable until further notice to the account of Infinex at UBS, Geneva Switzerland.

8.3 Subject to clause 9 and clause 10 this consulting appointment shall automatically terminate not later than 15 May 2002 provided that EFC or Infinex or Mitchell NewDelman may terminate this consulting appointment on notice, such notice to be capable of taking effect at any time on or after 15 January 2000.

                                                             /S/  /S/  /S/  /S/

8.4 In consideration of such monthly payments Infinex hereby agrees to "second" its Chairman and President, Mitchell NewDelman, to EFC as a consultant at no salary or fee paid directly to Mitchell NewDelman.

8.5 Mitchell NewDelman will dedicate essentially full time to the general non - UK managing of the global affairs of EFC along with the other directors of EFC.

8.6 Infinex further authorises Mitchell NewDelman to become a non-Executive Director of EFC.

8.7 Any expenses directly related to the affairs of EFC incurred by Mitchell NewDelman concerning activities for and on behalf of EFC shall be reimbursed to Mitchell NewDelman by EFC with the clear understanding that all such expenses must be reasonable and either pre-approved or subsequently approved by EFC.

8.8 Neither Infinex nor Mr NewDelman intends to become domiciled nor resident in the UK for tax purposes. If either party does become domiciled in the UK, then any tax payable as a consequence of such action shall be paid in full by the recipient of the payment made under clause 8.

8.9 It is further understood that substantially all activities of Mitchell NewDelman concern the non-UK global activities of EFC.

9        Incapacity

9.1 If Mitchell NewDelman is prevented due to illness accident or any other incapacity from properly performing his duties either for a period or periods aggregating 10 working days in any 3 consecutive calendar months resulting in an average of less than 134 hours of time per month or for 30 consecutive working days, the consulting appointment shall terminate on the option of Mitchell NewDelman or EFC by giving 30 days' notice in writing. No compensation or further payment shall be made under clause 8 after expiry of this notice.


10       Summary Termination of Employment

10.1 The consulting arrangement of Mitchell NewDelman may be terminated by EFC without notice or payment in lieu of notice and without liability for compensation in damages if Mitchell NewDelman:

                                                             /S/  /S/  /S/  /S/

         10.1.1 commits an act of gross misconduct or of gross neglect or a material or repeated (following warnings) breach or non-observance of an obligation in this agreement, or is guilty of conduct tending to bring himself or a member of EFC into disrepute; or

         10.1.2 has an interim receiving order made against him, becomes bankrupt or makes a composition or enters into any deed of arrangement with his creditors; or

         10.1.3 is convicted of an arrestable criminal offence (other than an offence under road traffic legislation for which a fine or non--custodial penalty is imposed); or

         10.1.4 becomes of unsound mind or becomes a patient under the Mental Health Act 1983; or

         10.1.5 is convicted of an offence under the Part V of the Criminal Justice Act 1 993 or under any other statutory enactment or regulations relating to insider dealing; or

         10.1.6 resigns as a director of EFC otherwise than at the request of the Board; or

         10.1.7 is disqualified from being a director of a company by reason of an order made by a competent court; or

         10.1.8 fails to reach performance requirements set by the Board after receiving a written warning regarding poor performance from the Company.

10.2 Following a termination under clause 10. 1, no further payment shall be made to Infinex or expenses paid to Mitchell NewDelman as detailed in clause 8.

10.3 The termination by EFC of the consultancy appointment shall be without prejudice to any claim which EFC or Infinex or Mitchell NewDelman may have for damages arising from breach this agreement.

                                                             /S/  /S/  /S/  /S/

10.4 The termination by EFC or Mitchell NewDelman of the consultancy appointment shall have no effect on the acquisition of Earth Ltd. for EFC shares or on the Option granted under clause 7.

11       General Provisions

11.1 The Parties understand that Mitchell NewDelman shall continue to be Chairman of the Board of Infinex and pursue certain projects for Infinex none of which shall be full time nor when taken together substantial time.

11.2 Of existing Infinex projects, several concern gaming (one of which has been generally described and code named "ICB") but none are currently active nor if they become active would they be directly competitive with EFC's current activities nor would they be directly competitive with a foreseeable implementation of the Earth Lottery.

12       Restrictive Agreement

12.1 To assure to EFC the full benefit of the business and goodwill of Earth Ltd., Mitchell NewDelman undertakes by way of consideration for the obligations of EFC under this Agreement, as separate and independent agreements, that he will not without the prior written consent of EFC (such consent to be withheld only in so far as may be reasonably necessary to protect the legitimate interests of the company) directly or indirectly:

         12.1.1 disclose to another person, or himself use for any purpose, and shall use all reasonable endeavours to prevent the publication or disclosure of information concerning the business, accounts or finances of Earth Ltd. except as required by law or regulation of a competent authority, such as Bermuda as concerns the Earth Ltd. Act, 1996, or their client's or customer's transactions or affairs of which he has knowledge; or

         12.1.2 for two years after Completion, either alone or jointly with, or as manager, agent for or employee of another person, directly or indirectly carry on or be engaged, concerned or interested in another lottery business similar to the business now carried on by EFC or any other lottery business which is competitive to the business of EFC.

                                                             /S/  /S/  /S/  /S/

13       This Agreement is Subject to Conditions Subsequent

13.1 This Agreement in its entirety may be declared null and void by any of the Parties if:

         13.1.1 by 15 December 1998, or a subsequent date as may be mutually agreed by the Parties, EFC has failed to raise at least half of its current Phase 2 funds of at least Two Million Five Hundred Thousand Pounds Sterling (2,500,000 GBP) either by the issuance of Ordinary Shares of EFC or by alternative means, such as debt financing or sponsorships at the entire discretion of EFC acting reasonably: or

         13.1.2 the relevant approval of the Bermuda Monetary Authority to transfer the shares of Earth Ltd. is not granted within 21 days of its request.

13.2 If this Agreement is declared null and void, the fee payment due to Infinex on 15 November 1998 and any subsequent monthly payments, if any, prior to the funding condition having been met in circumstances only where the date of 15 December 1998 as referred to in clause 13.1.1 is extended by mutual agreement shall be nevertheless paid and not reimbursed.

14       Miscellaneous

14.1 This Agreement shall be interpreted under the Laws of England. The Parties shall submit to the exclusive jurisdiction of the English courts in case of a dispute not first resolvable by private commercial arbitration in London.

14.2 The transfer of Earth Ltd. shares referred to at clause 6 above is subject to approval of the Bermuda Monetary Authority which in the case of a public company transferee should be approved without delay.

14.3 This Agreement represents the whole agreement between the Parties, and shall not be removed, or varied in any way. No other express terms, written or oral shall be incorporated in the contract.


IN WITNESS whereof the Parties have this      day of        1998 executed this

Agreement
                                                             /S/  /S/  /S/  /S/

ELECTRONIC FUNDRAISlNG COMPANY plc





/S/  Alan K. Tucker                     /S/ David J. D. Vanrenen
---------------------------             ----------------------------
E. Alan K. Tucker, Director             David J D Vanrenen, Director





INFINEX INTERNATIONAL LTD





/S/ Mitchell J. NewDelman               /S/ Michele C. Zentner
-------------------------------         ----------------------------
Mitchell J. NewDelman, Director         Michele C. Zentner, Director



                           Acknowledged:



                          /S/ Mitchell J. NewDelman
                          ---------------------------------
                          Mitchell J. NewDelman, Personally

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                                                          5 ST MARY ABBOTS PLACE
                                                                  LONDON, W8 6LS
                                                                  UNITED KINGDOM

                                                     TELEPHONE: +44 171 603 7737
                                                     FACSIMILE: +44 171 603 7481

                                                                 INFO@EFUNCO.COM

11 January 1999

Variation to the agreement of 3 November 1998 between Infinex International Ltd (Infinex) and Electronic Fundraising Company plc (EFC).

1.0 In view of the fact that the minimum subscription in terms of the previous variation of 13 November 1998 was not achieved by 25 December 1998, the parties have agreed that the terms of the agreement of 3 November should be varied as follows:

Clause 6 The purchase price of Five Hundred and Fifty Thousand (550000) fully paid up Ordinary Shares of EFC is reduced to One Hundred and Fifty Thousand (150,000) fully paid up Ordinary Shares.

Clause 7.1      The grant of options is increased by Four Hundred Thousand
                (400,000) Ordinary Shares at an exercise price of Two Pounds
                (2.00 GBP) per share, which is in addition to the option on Two Hundred Thousand (200,000) Ordinary Shares at an exercise price of Two Pounds 50 Pence (2.50 GBP) per share.

2.0 It is further agreed that Mr Mitchell NewDelman will continue to approach potential investors in terms of the current EFO Offer for Subscription of 20 November 1998.

2.1 If investors introduced by Infinex invest at least (pound)2 million under the current terms of the Offer for Subscription, the Four Hundred Thousand Two Pound (2.00 GBP) options in terms of clause 7.1 shall be automatically converted, without payment to EFC, into fully paid up Ordinary Shares in the name of Infinex. Corporate sponsorships introduced by Infinex during the period of the offer shall be treated similarly, except that (pound)1 of corporate sponsorship shall be regarded as having (pound)2 value for the purpose of this clause.

2.2 To the extent that investors introduced by Mr NewDelman invest less than (pound)2 million, the number of options converted to shares in terms of clause 2.1 above shall be reduced pro rata (for example, if (pound)1 million is invested, or (pound)1/2 million of corporate sponsorship is made, 200,000 options will be converted to fully paid up shares).




On behalf of                                  On behalf of
Infinex International Ltd                     Electronic Fundraising Company plc

/S/                                           /S/

                                                                 2 November 1998


Dear Sirs

Side letter - to the Agreement between Infinex International Limited/Electronic Fund raising Company plc/Mitchell NewDelman

1        Introduction

1.1 This letter is the Side Letter to the Agreement entered into between Infinex International Limited, Electronic Fundraising Company plc and Mitchell NewDelman entered into today.

2        Undertaking by Infinity

2.1 Infinity has given undertakings to the effect that it cannot sell any of its shares in Electronic Fundraising Company plc before 31 July 1998.

2.2 Notwithstanding 2.1, if any of the Family Trusts controlled by either of us sell any shares that they hold in Electronic Fundraising Company plc, Infinex International Limited will be released from the obligation contained in clause 7.5 to the Agreement in respect of shares which it owns in Electronic Fundraising Company plc to the same extent pro rata to the number of shares sold by such Family trusts as a percentage of the whole of the issued share capital of Electronic Fundraising Company plc.

3        Service Agreements

3.1 We agree to the insertion into our respective service agreements with Electronic Fundraising Company plc from time to time provisions which mirror exactly those constraints imposed on Mitchell NewDelman in clause 10 of the Agreement.

3.2 We agree to the insertion into our respective service agreements with Electronic Fundraising Company plc from time to time provisions in respect of levels of compensation which mirror exactly those imposed on Mitchell NewDelman in clause 8.1 of the Agreement.

                                                                       /S/   /S/

To        Infinex International Ltd
Date      2 November 1998
Page      2





Yours faithfully





/S/ Alan K. Tucker                           /S/ David J. D. Vanrenen
----------------------------------           -----------------------------------
E Alan K Tucker, Director,                   David J D Vanrenen, Director
Electronic Fundraising Company plc           Electronic Fundraising Company plc

[ElectroFunco
 Logo Here]
                                                          5 ST MARY ABBOTS PLACE
                                                                  LONDON, W8 6LS
                                                                  UNITED KINGDOM

                                                     TELEPHONE: +44 171 603 7737
                                                     FACSIMILE: +44 171 603 7481

                                                                 INFO@EFUNCO.COM

11 January 1999

Variation to the agreement of 3 November 1998 between Infinex International Ltd (Infinex) and Electronic Fundraising Company plc (EFC).

1.0 In view of the fact that the minimum subscription in terms of the previous variation of 13 November 1998 was not achieved by 25 December 1998, the parties have agreed that the terms of the agreement of 3 November should be varied as follows:

Clause 6 The purchase price of Five Hundred and Fifty Thousand (550,000) fully paid up Ordinary Shares of EFC is reduced to One Hundred and Fifty Thousand (150,000) fully paid up Ordinary Shares.

Clause 7.1       The grant of options is increased by Four
                 Hundred Thousand (400,000) Ordinary Shares at an exercise price of Two Pounds (2.00 GBP) per share, which is in addition to the option on Two Hundred Thousand (200,000) Ordinary Shares at an exercise price of Two Pounds 50 Pence
                 (2.50 GBP) per share.

2.0 It is further agreed that Mr Mitchell NewDelman will continue to approach potential investors in terms of the current EFC Offer for Subscription of 20 November 1998.

2.1 If investors introduced by Infinex invest at least (pound)2 million under the current terms of the Offer for Subscription, the Four Hundred Thousand Two Pound (2.00 GBP) options in terms of clause 7.1 shall be automatically converted, without payment to EFO, into fully paid up Ordinary Shares in the name of Infinex. Corporate sponsorships introduced by Infinex during the period of the offer shall be treated similarly, except that (pound)1 of corporate sponsorship shall be regarded as having (pound)2 value for the purpose of this clause.

2.2 To the extent that investors introduced by Mr NewDelman invest less than (pound)2 million, the number of options converted to shares in terms of clause 2.1 above shall be reduced pro rata (for example, if (pound)1 million is invested, or (pound)1/2 million of corporate sponsorship is made, 200,000 options will be converted to fully paid up shares).




On behalf of                                 On behalf of
Infinex International Limited                Electronic Fundraising Company plc

/S/                                          /S/